Exhibit 10.51
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of October 10, 2007 between BLUE HILL Data Services, Inc. (the “Company” or “Blue Hill”), and Howard Andrews (“Andrews”), an individual.

RECITALS

A.           Andrews is a party to that certain Stock Purchase Agreement with BPO Management Services, Inc. (the “Buyer”) dated as of the date hereof (the “Stock Purchase Agreement”), with respect to the stock of the Company.

B.           The Stock Purchase Agreement provides that Andrews shall provide consulting services to the Company in accordance with the terms herein.

C.           The parties hereto intend that this Agreement shall be effective upon the Closing Date as defined in the Stock Purchase Agreement (the “Effective Date”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the following mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto agree, intending to be legally bound, as follows:

1.           Consulting Engagement The Company hereby engages Andrews to provide consulting services to the Company, and Andrews hereby accepts such engagement and agrees to provide such services to the Company, upon the terms and subject to the conditions hereinafter contained.

2.           Consulting Period The term (the “Term”) of this Agreement shall commence on October 1, 2007 and end 15 months thereafter on December 31, 2008 (the “Termination Date”). Either party hereto shall have the right to terminate this Agreement without notice and effective upon in the event of the death, bankruptcy, insolvency, or assignment for the benefit of creditors of the other party.

3.           Duties and Responsibilities  Commencing on the Effective Date, Andrews shall perform for the Company the services described on Exhibit A attached hereto (collectively, the “Services”), on a full time basis, reporting to and solely as requested by John Lalli, as the lead director of the Company (the “Lead Director”) or his designee, and solely during regular business hours.  Andrews will perform the Services in accordance with this Agreement at BLUE HILL’s offices located at 2 Blue Hill Plaza, 2nd Floor, Pearl River, NY 10965,  by telephone or at such other place(s) as are reasonably necessary to perform the Services in accordance with this Agreement.  Andrews will use his best efforts to effect an orderly transition in management of

BLUE HILL to the person or persons designated by the Lead Director.  During the Consulting Period, Andrews will use his best efforts, and take all action reasonably requested by the Lead Director, to preserve the business and goodwill of BLUE HILL and its relationship with customers, suppliers and others having business dealings with it and to integrate the business of BLUE HILL with certain businesses and activities of the Buyer as may be directed from time to time by the Lead Director.  Andrews’s specific duties shall include those described in Schedule A attached hereto.

4.           Consulting Fees  Andrews shall be paid a fee for performance of the Services herein during the Term in the amount of $12,500.00 per month, payable on a monthly basis in advance, no later than the first day of each month.  In addition, BLUE HILL shall reimburse Andrews promptly for reasonable out-of-pocket expenses incurred in connection with Services rendered under this Agreement. Andrews shall bear any taxes arising from the Company’s payment to him of the fees hereunder.  Andrews shall indemnify BLUE HILL for any taxes, penalties or interest incurred by BLUE HILL due to Andrews’s failure to pay taxes described in the immediately preceding sentence.

5.           General Provisions  Both Company and Andrews agree that, from and after the date hereof, Andrews is and shall be deemed to be an independent  contractor, and not an employee of the Company. The Company shall indemnify and hold Andrews harmless from and against any and all third party claims, assignments, liabilities, damages, losses, obligations, judgments and expenses (including reasonable attorneys’ fees and expert fees) relating to, resulting from or arising out of Andrews’s performance of the Services unless due to Andrews’s gross negligence or willful misconduct.

6.           MISCELLANEOUS.

a.           No waiver or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto.  No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature.

b.           All notices and other communications required or permitted under this Agreement shall be in writing, served personally on, or mailed by certified or registered United States mail to, the party to be charged with receipt thereof.  Notices and other communications served by mail shall be deemed given hereunder upon receipt if delivered by Fed EX, UPS or other nationally recognized overnight delivery service or 72 hours after deposit of such notice or communication in the United States Post Office as certified or registered mail with postage prepaid and duly addressed to whom such notice or communication is to be given at the addresses provided for in the notice section of the Stock Purchase Agreement.  Any such party may change said party’s address for purposes of this Section 6.b. by giving to the party intended to be bound thereby, in the manner provided herein, a written notice of such change.

c.           This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

d.           This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York applicable to agreements executed and to be performed in New York by New York residents. The exclusive venue for any legal proceeding with respect to this Agreement shall be New York, New York.

e.           This Agreement contains the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes all previous oral and written and all contemporaneous oral negotiations, commitments, writings, and understandings; provided however, the covenants contained in Section 7 hereof are in addition to (and not in substitution for) covenants made by Andrews in the Stock Purchase Agreement and any covenants made by Andrews in any non-disclosure or confidentiality or assignment of invention or work product agreements which Andrews may have executed in favor of Blue Hill at any time prior to the date hereof.

f.           If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement that can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision in any other jurisdiction or under any other circumstance.

g.           Time is of the essence with respect to the performance of each term of this Agreement.

h.           This Agreement shall be binding upon and inure to the benefit of the parties hereto; provided, however, Andrews may not assign any of his obligations under this Agreement.

i.           Arbitration. Any dispute between the parties arising out of or in connection with this Consulting Agreement, including as to the scope of this arbitration provision which the parties intend be as broad and encompassing as possible, shall be submitted to the American Arbitration Association (“AAA”) for binding arbitration by a single arbitrator in the County of New York pursuant to the AAA’s rules for commercial arbitration, including the optional rules, each party to bear its own attorney’s fee and disbursements, but the costs of arbitration (AAA and arbitrator fees and charges) to be born equally by the parties. During the period from the time that a notice of arbitration pursuant to this provision is served on a party until the time has run to appeal an arbitral award made pursuant to this provision, all periods of limitation and all defenses asserting the passage of time or laches are agreed to be tolled.

j.           Vacation.  Andrews shall earn, in addition, one week of paid vacation for each three month portion of the term of this Consulting Agreement.  Andrews may take that vacation at any time during the term of this Consulting Agreement provided that at the termination of this Consulting Agreement any vacation taken in excess of that earned shall be considered to be unpaid vacation and Andrews shall repay to BLUE HILL any excess amounts paid to him.

7.           CONFIDENTIAL INFORMATION.  Andrews agrees as follows:

7.1           Nondisclosure and Nonuse of Confidential Information.  Andrews acknowledges that he is aware of Confidential Information (as defined in Section 7.4) relating to BLUE HILL, that BLUE HILL and the Buyer and its Affiliates continually develop Confidential Information, that Andrews may develop Confidential Information for BLUE HILL and the Buyer or its Affiliates and that Andrews may learn of Confidential Information during the course of services rendered to BLUE HILL and the Buyer or its Affiliates.  Andrews will comply with BLUE HILL’s and the Buyer’s policies and procedures for protecting Confidential Information and, except as required by the nature of his duties, Andrews will never, directly or indirectly, use or disclose any Confidential Information without the prior written consent of the Lead Director.  Andrews understands that this restriction will continue to apply after the termination of this Agreement.

7.2           Use and Return of Property and Documents.  Andrews will protect the integrity of Confidential Information and keep confidential all documents, customer lists, records of research, proposals, reports, memoranda, computer software and programming, financial information, and other materials (“Documents”) including any copies thereof, in which Confidential Information may be contained.  Andrews will not copy any Documents except as reasonably required by the nature of the services rendered under this Agreement.  Andrews will not remove any Documents or copies from BLUE HILL’s or the Buyer’s or its Affiliates’ premises except as reasonably required by the nature of the services rendered under this Agreement or if authorized by the Lead Director. Upon BLUE HILL’s written request, Andrews will return to BLUE HILL immediately after the termination of this Agreement all Documents and copies and any other property of BLUE HILL, the Buyer or its Affiliates then in Andrews’s possession or control.

7.3           Assignments of Rights.  Andrews will promptly and fully disclose all Company Property (as defined in Section 7.4) to BLUE HILL and the Buyer.  Andrews hereby assigns and agrees to assign to BLUE HILL (or as otherwise directed by BLUE HILL) Andrews’s full right, title and interest to all Company Property.  Andrews agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and do such other acts (including, among others, the execution and delivery of instruments of further assurance or confirmation) requested by BLUE HILL to assign the Company Property to BLUE HILL and to permit BLUE HILL to enforce any patents, copyrights or other proprietary rights in the Company Property.  All copyrightable works that qualify as Company Property shall be considered “works made for hire.”

7.4           Definitions:  For the purposes of this Agreement, the following definitions shall apply:

     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Company Property” means developments, methods of doing business, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to writing or practice by Andrews (whether alone or with others, and whether or not during normal business hours or on or off BPOMS’s premises) prior to the date hereof while Andrews was employed by BLUE

HILL or while rendering services hereunder to BLUE HILL or the Buyer or any of its Affiliates during the Term that relate to either the services provided by, business of, or any prospective activity of, BLUE HILL, the Buyer or any of its Affiliates known to Andrews, or about which Andrews had reason to know, as a result of his prior employment by BLUE HILL or his services rendered under this Agreement.

“Confidential Information” shall mean any and all information of BLUE HILL, the Buyer and its Affiliates that is not generally known by others with whom BLUE HILL, the Buyer or any of its Affiliates does or plans to compete or do business.  Confidential Information includes, without limitation, such information relating to (i) BLUE HILL’s, the Buyer’s and its Affiliates’ development, research and marketing activities, (ii) BLUE HILL’s, the Buyer’s and its Affiliates’ strategic plans, (iii) the identity and special needs of BLUE HILL’s, the Buyer’s and its Affiliates’ customers and (iv) people and organizations with whom BLUE HILL, the Buyer and its Affiliates has business relationships.  Confidential Information also includes such information that BLUE HILL or the Buyer and its Affiliates may receive or have received belonging to customers or others who do business with BLUE HILL or the Buyer and/or any of its Affiliates and, except to the extent disclosed by BLUE HILL or the Buyer or any of its Affiliates on a nonconfidential basis, the Company Property.

7.5           Remedies. Andrews acknowledges that, if Andrews breaches the provisions of this Section 7, the harm to BLUE HILL, the Buyer and its Affiliates will be irreparable.  Andrews therefore agrees that, in the event of such a breach by Andrews, in addition to damages, BLUE HILL or the Buyer shall be entitled to obtain preliminary and permanent injunctive relief against any such breach.  The Buyer is a third party beneficiary of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Consulting Agreement on the day and year first above written.

BLUE HILL DATA SERVICES, INC. /John Lalli/ John M. Lalli, President	HOWARD ANDREWS /Howard Andrews/

EXHIBIT A

DESCRIPTION OF SERVICES

In conjunction with the Consulting Agreement to which this Exhibit A is attached, the parties have agreed to the following list of Services to be performed by Andrews:

1.
Responsibilities – Specific services to be performed on an ongoing day to day basis include pricing for both  new business and BLUE HILL client renewals, cost and pricing analysis for required vendor hardware and software, BLUE HILL facility/infrastructure requirements, analysis and recommendations,  continue and further hardware and software vendor relationship, support sales services functions, support sales contract requirements, except to the extent otherwise requested by Mr. John Lalli, as the lead director of the Company (the “Lead Director”).

2.
Customer/Client retention – Facilitate meetings with any customers, as requested by the Lead Director, to effect an orderly transition to new management of Company or deal with any customer issues  Develop a plan with steps and timelines to best ensure, and where possible improve, BLUE HILL’s continuing business relationship with its customers. The plan will focus on the 60-90 day period following acquisition and include the Lead Director and the customer-facing staff of BLUE HILL. Assist with collection of any material delinquent accounts receivable.

3.
Transition Process - Monitor progress of the transition in management of the business and recommend to the Lead Director from time to time any necessary or desirable steps or actions to improve the effectiveness and efficiency of the transition process.

4.
Buyer’s ITO Division Integration - Relative to finance and accounting in connection with the integration of the Buyer’s ITO Digica business unit, assist and make recommendations with cost controls and preparation of financial analysis and reporting. Assist and make recommendations in the facility and infrastructure aspects of  the Digica ITO integration, and assist and make recommendations in integrating certain other functions of the Buyer’s business units as determined by the Lead Director from time to time..

5.	Employee retention – Support and participate in staff communications designed to maintain the morale as well as the continuing employment and interest of BLUE HILL staff.

6.	Management succession – Participate and advise on BLUE HILL management staffing decisions and provide personnel consulting/training as appropriate for incumbents or new hires.

7.
Sales/Marketing – Participate and advise in the development of sales and marketing plans designed to grow BLUE HILL sales and hosted services to new customers. Assist in identifying cross-selling opportunities between the IT outsourcing division and other business units of the Buyer.

8.	Company Information – Assist in providing all BLUE HILL information required by the Buyer from time to time for administrative, financial, legal or regulatory purposes.